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                                                                    EXHIBIT 99.2

                      BAYER TO ACQUIRE OSI PHARMACEUTICALS'
                              DIAGNOSTICS BUSINESS

      UNIONDALE, N.Y., Nov. 18 /PRNewswire/ -- OSI Pharmaceuticals, Inc. (Nasdaq: ) today announced that the company has signed an agreement under which Bayer Corporation will acquire the assets of OSI's diagnostics business, including the assets of OSI's wholly owned diagnostics subsidiary, Oncogene Science Diagnostics (OSDI), based in Cambridge, MA. Under the terms of the agreement, OSI will receive $10 million up-front from Bayer for the acquisition of OSDI, with an additional payment of $1 million to be made to OSI by 2001. Bayer intends to retain all employees of OSDI and will maintain the unit's headquarters in Cambridge.

      "Over the past year, we have made substantial progress in our core drug discovery and development programs, and we anticipate further acceleration of these and other efforts in the near term," commented Colin Goddard, Ph.D., President and Chief Executive Officer of OSI Pharmaceuticals, Inc. "Our strategic decision to sell our diagnostics business to Bayer is based on our belief that the growth of this business would require significant continued investment by OSI that could otherwise be focused in these drug discovery and development programs."

      Dr. Goddard continued, "We are proud of our accomplishments in our collaborative relationship with Bayer since 1997, which have included the development of a diagnostic test for the breast cancer marker HER-2/neu, which is currently marketed abroad."

      "This acquisition is a key part of our strategy to become the world leader in cancer diagnostics," said Rolf Classon, President of Bayer Diagnostics. "Early identification of tumor markers is key for cancer diagnostics, and acquiring OSI's diagnostics business provides Bayer access to impressive intellectual property in this area. The clinical research capabilities that we are acquiring are the ideal compliment to our expertise in commercializing assays across testing platforms."

      Oncogene Science Diagnostics is engaged in the development of a series of cancer diagnostic tests based on oncogenes, tumor suppressor genes and other gene targets whose proteins are directly involved in tumor growth or metastasis. These tests are designed to aid oncologists in the confirmation, monitoring, staging, screening or prognosis of human cancer.

      Headquartered in Tarrytown, New York, Bayer Diagnostics (http://www.bayerdiag.com) is one of the largest diagnostics companies in the world. The company serves customers in 100 countries with an offering that includes diagnostics systems in five key segments: Critical Care Testing, Laboratory Testing, Point of Care Testing, Nucleic Acid Testing and Self-Testing. With more than 7,500 employees worldwide and 1998 sales of close to $1.2 billion, Bayer Diagnostics is a Business Group of the worldwide Bayer Group, a $31 billion chemical and
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pharmaceutical company based in Leverkusen, Germany.

      OSI Pharmaceuticals is a leading drug discovery company with a substantial pipeline of product opportunities for commercialization with the pharmaceutical industry. OSI's research programs are focused in the areas of cancer therapeutics, cosmeceuticals, diabetes, and GPCR-directed drug discovery. OSI utilizes a comprehensive drug discovery and development capability to facilitate the rapid and cost-effective discovery and development of novel, small molecule compounds in more than 40 research and development programs. OSI is involved in long-term research alliances with Pfizer, Tanabe, Novartis, Hoechst Marion Roussel, Sankyo, Solvay, and Bayer.

      This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, uncertainties related to the identification of lead compounds, the successful pre-clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

               For additional information on OSI Pharmaceuticals,
                         please visit OSI's website at:
                               http://www.osip.com

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